Exhibit 99.1

Ocular Therapeutix™ Reports First Quarter 2026 Financial Results and Business Highlights

Enrollment underway in SOL-X long-term extension trial in wet AMD for subjects completing two-year follow-up in SOL-1 or SOL-R

Announced positive Phase 3 SOL-1 results in February 2026, first ever successful wet AMD superiority trial comparing a novel investigative agent to an approved anti-VEGF

SOL-1 Week 52 data presentations held at Macula Society and VBS meetings reinforce AXPAXLI’s unmatched durability and sustained disease control data in wet AMD

Commercial preparedness plans accelerated as Ocular intends to submit AXPAXLI NDA based on SOL-1 Week 52 data, subject to ongoing formal discussions with the U.S. FDA

SOL-R Phase 3 non-inferiority trial in wet AMD on track for topline readout in 1Q 2027

HELIOS-3 Phase 3 trial in diabetic retinopathy ongoing

Ocular to host Investor Day on Wednesday, June 17, 2026, in New York City, including key program and regulatory updates

Cash balance of $666.7 million as of March 31, 2026, with expected runway into 2028

BEDFORD, MA, May 05, 2026 (GLOBE NEWSWIRE) -- Ocular Therapeutix, Inc. (NASDAQ: OCUL, “Ocular”), an integrated biopharmaceutical company committed to redefining the retina experience, today reported financial results for the first quarter ended March 31, 2026, and provided recent business highlights.

“2026 is off to a tremendous start for Ocular, driven by the superiority demonstrated with AXPAXLI in the landmark SOL-1 Phase 3 trial in wet AMD,” said Pravin U. Dugel, MD, Executive Chairman, President and CEO of Ocular Therapeutix. “AXPAXLI delivered highly statistically significant, consistent, and superior outcomes with substantially fewer rescues compared to a single dose of aflibercept (2 mg) in SOL-1. The trial not only met a high bar for clinical success, but it also defined a clear, differentiated, and compelling product profile, with data showing unmatched durability combined with a level of sustained disease control that is exceptional. The strength of these data has generated overwhelming enthusiasm across the retina community and reinforces our belief that AXPAXLI has the potential to fundamentally change how wet AMD is treated. We look forward to submitting our NDA based on SOL-1 Week 52 data, subject to our ongoing formal discussions with the U.S. FDA, and are rapidly advancing our commercial readiness efforts.”

Dr. Dugel continued, “Beyond SOL-1, the recent initiation of enrollment in our SOL-X wet AMD extension trial marks another important milestone and underscores the exceptional execution we are delivering across the AXPAXLI program. Along those lines, SOL-R is progressing expeditiously, with topline data on track for the first quarter of 2027, while HELIOS-3 also remains ongoing. At our upcoming Investor Day on June 17, we look forward to providing further updates on our ongoing trials, key regulatory updates, and our accelerated commercial plans for AXPAXLI. With a strong balance sheet and increasing momentum across the organization, we are well positioned to advance AXPAXLI toward potential approval and to achieve our bold mission of redefining the retina experience.”

Recent Achievements and Upcoming Milestones:

•	SOL-X (wet AMD) open label extension trial enrollment initiated in April 2026. Subjects who have completed two-year safety follow-up in either SOL-1 or SOL-R are eligible to enroll in the SOL-X trial for an additional three years of safety follow-up. SOL-X outcomes may further expand AXPAXLI’s potential by highlighting the need to start AXPAXLI treatment early or potentially risk worse long-term visual outcomes due to potential fibrosis and atrophy that may be seen with pulsatile treatments. By potentially reducing the treatment burden and improving long-term outcomes, Ocular believes the data from SOL-X could support increased treatment adherence over both the short- and long-terms, thereby expanding the market opportunity substantially.

•	SOL-1 (Phase 3, wet AMD) positive results announced in February 2026 highlight AXPAXLI’s unmatched durability in wet AMD with sustained disease control. The SOL-1 superiority trial is being conducted under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA). Having successfully met the primary endpoint in SOL-1, AXPAXLI is the first ever novel investigative agent to successfully demonstrate superiority to a single dose of an approved anti-VEGF. With a highly statistically significant primary endpoint (p=0.0006), SOL-1 has the potential to support the first label with a superiority claim over an anti-VEGF. Brief highlights from the SOL-1 data include:

o	Superior Visual Outcomes: With just a single AXPAXLI injection, 74.1% of AXPAXLI-treated subjects maintained vision (as defined by the clinical trial protocol) at Week 36, and 65.9% maintained vision to Week 52 compared to 55.8% at Week 36 and 44.2% at Week 52 in the aflibercept (2 mg) arm.

o	Superior Anatomic Control: Post hoc analyses demonstrated that 55.9% of AXPAXLI-treated subjects maintained CSFT increase within 30 μm from baseline at Week 36, with 44.1% maintaining this level of control up to Week 52 compared to 37.8% at Week 36 and 34.9% at Week 52 in the aflibercept (2 mg) arm.

o	Well Tolerated Safety Profile: AXPAXLI was generally well-tolerated, with no observed treatment-related ocular or systemic serious adverse events.

SOL-1 results through Week 52 were first presented at the 49th Macula Society Annual Meeting on February 27, 2026. Additional Week 52 data, including post-hoc analyses, were presented at the 14th Annual Vit-Buckle Society (VBS) Meeting on April 11, 2026. Copies of these releases and presentations are available in the Investors section of the Company’s website.

•	AXPAXLI New Drug Application (NDA) submission for wet AMD remains on track based on the SOL-1 Week 52 trial results, subject to ongoing formal discussions with the U.S. FDA. Ocular plans to leverage the 505(b)(2) application pathway, which could potentially shorten the NDA review timeline for AXPAXLI by up to two months. The Company plans to provide regulatory updates during its Investor Day on June 17, 2026.

•	SOL-R (Phase 3, wet AMD) non-inferiority trial remains on track for topline data in 1Q 2027. The SOL-R trial completed randomization of 631 subjects in December 2025, exceeding Ocular’s 555-subject target. This non-inferiority trial complements SOL-1 with the potential to provide additional data to support the rapid adoption of AXPAXLI into clinical practice, if approved. SOL-R incorporates a comprehensive 24-week screening and loading phase to exclude subjects with early persistent fluid or significant retinal fluid fluctuations, thereby de-risking the randomized trial population.

•	HELIOS-3 (Phase 3, NPDR) trial ongoing as Ocular plans to provide an update on its diabetic retinopathy program at June Investor Day. HELIOS-3 is a superiority trial in subjects with moderately severe or severe non-proliferative diabetic retinopathy (NPDR). The trial is designed to support a broad label in diabetic retinal disease by allowing subjects with non-center-involved diabetic macular edema (non-CI-DME) to be enrolled in the trial. The Company plans to provide a program update at its June 2026 Investor Day.

•	Investor Day to be held on Wednesday, June 17, 2026, in New York City. The event will feature presentations from senior Company leadership and panel discussions with prominent retinal disease Key Opinion Leaders (KOLs). Key areas of focus include regulatory updates regarding the AXPAXLI NDA submission plan in wet AMD, and the registrational program for AXPAXLI in diabetic retinopathy. The Company also plans to provide an update on the ongoing SOL-R and SOL-X trials in wet AMD, and the commercialization strategy for AXPAXLI in wet AMD, if approved. Additional event details will be provided in advance. To register for Ocular’s 2026 Investor Day, please visit the Investor section of Ocular’s website or register HERE.

First Quarter Ended March 31, 2026, Financial Results:

Total cash and cash equivalents were $666.7 million as of March 31, 2026. Based on current plans and related estimates of anticipated cash inflows from DEXTENZA®, the Company believes that its current cash balance is sufficient to support its planned expenses, debt service obligations, and capital expenditure requirements into 2028. This cash projection factors in the completion of the SOL-1 trial, the expected topline data readout from the SOL-R trial, continuation of the SOL-X wet AMD open label extension trial and the HELIOS-3, and if needed, HELIOS-2 registrational trials in NPDR, plus investment in pre-commercial activities associated with AXPAXLI, but does not currently include the full expenses the Company anticipates it needs to support the commercialization of AXPAXLI, if approved.

Total net revenue was $10.8 million for the first quarter of 2026, a 0.8% increase as compared to total net revenue of $10.7 million in the comparable quarter in 2025. Total net revenue includes both gross DEXTENZA product revenue, net of discounts, rebates, and returns, which the Company refers to as net product revenue, and collaboration revenue.

Research and development expenses for the first quarter of 2026 were $66.2 million versus $42.9 million for the comparable quarter in 2025, reflecting an increase in overall clinical expenses associated with the ongoing SOL-1, SOL-R, and HELIOS-3 Phase 3 clinical trials, and recent initiation of the SOL-X trial, with additional personnel and professional services to support these clinical trials.

Selling and marketing expenses were $16.6 million for the first quarter of 2026, as compared to $14.1 million for the comparable quarter of 2025, primarily reflecting an increase in personnel-related costs, including stock-based compensation expense, related to the expansion of our commercial team and pre-commercial activities for AXPAXLI.

General and administrative expenses were $20.0 million for the first quarter of 2026, as compared to $16.3 million for the comparable quarter of 2025, primarily due to an increase in personnel-related costs, including stock-based compensation expense, professional fees and facility-related costs.

Net loss for the first quarter of 2026 was $(88.6) million, or a net loss of $(0.40) per share on both a basic and diluted basis, compared to a net loss of $(64.1) million, or a net loss of $(0.38) per share on a basic and diluted basis, for the comparable quarter of 2025. The net loss in the first quarter of 2026 includes a net gain from the change in fair value of our derivative liability of $1.5 million, which is comprised of a non-cash gain from fair value measurement of the derivative liability associated with the Barings Credit Facility of $1.8 million, and expense related to actual royalty fees under the Barings Credit Facility of $(0.4) million. The net loss for the first quarter of 2025 includes a net loss from the change in the fair value of our derivative liability of $(1.0) million, which is comprised of a $(0.6) million non-cash loss from fair value measurement of the derivative liability associated with the Barings Credit Facility, and expense related to actual royalty fees of $(0.4) million under the Barings Credit Facility.

Outstanding shares as of May 1, 2026, were approximately 219.0 million.

Conference Call and Webcast Information:

Ocular Therapeutix will host a conference call and webcast on Tuesday, May 5, 2026, at 8:00 AM ET to discuss recent business progress and financial results for the first quarter ended March 31, 2026. To access the call, please dial: 1-800-343-4136 (U.S.) or 1-203-518-9843 (International). The live webcast can be accessed HERE (Conference ID: OCULAR) and the live and archived webcast can also be accessed by visiting the Ocular Therapeutix website on the Events and Presentations section of the Investor Relations page. A replay of the webcast will be archived for at least 30 days.

About AXPAXLI

AXPAXLI™ (also known as OTX-TKI) is an investigational, bioresorbable, intravitreal hydrogel incorporating axitinib, a small molecule, multi-target, tyrosine kinase inhibitor with anti-angiogenic properties, being evaluated for the treatment of wet AMD and diabetic retinal disease.

About the SOL-1 Trial

The registrational Phase 3 SOL-1 trial (NCT06223958) is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (1:1), parallel group trial that involves more than 100 clinical trial sites located in the U.S. and Argentina. In December 2024, the trial completed randomization of 344 treatment-naïve subjects with a diagnosis of wet AMD in the study eye. Two randomized subjects withdrew from the trial prior to receiving Day 1 treatment.

The superiority trial has an eight-week loading segment prior to randomization. During the loading segment, subjects who have 20/80 vision or better and a central subfield thickness (CSFT) of ≤500 μm receive two doses of aflibercept (2 mg) at Week -8 and Week -4. Subjects who achieve best corrected visual acuity (BCVA) of 20/20 at Day 1 (baseline) or gain at least 10 Early Treatment Diabetic Retinopathy Study (ETDRS) letters at Day 1 along with a CSFT of ≤350 μm were then randomized to receive a single dose of AXPAXLI (0.45 mg) or a single dose of aflibercept (2 mg). At Week 52 and at Week 76, all subjects are re-dosed with their respective initial treatment of AXPAXLI (0.45 mg) or aflibercept (2 mg). Subjects will be followed for safety until the end of Week 104.

Throughout the trial, subjects are assessed monthly. Trial subjects and designated trial personnel will remain masked through the end of Week 104. The clinical trial protocol requires that, during the trial, subjects in either arm meeting the pre-specified rescue criteria, which includes a BCVA loss of ≥15 ETDRS letters from baseline or new vision-threatening macular hemorrhage, will receive a supplemental dose of aflibercept (2 mg). The protocol provides that after the first rescue injection, rescue therapy may be provided at investigator discretion per their clinical judgement.

The primary endpoint of SOL-1 is the proportion of subjects who maintain visual acuity, defined as a loss of <15 ETDRS letters of BCVA from baseline, at Week 36. Predefined statistical rules were applied to adjust for treatment discontinuation or deviation as per the pre-specified statistical analysis plan. The trial remained masked following Week 36 and subjects were evaluated for treatment durability at Week 52. The trial is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA.

In February 2026, Ocular reported positive SOL-1 Week 52 topline data. The superiority primary endpoint was met with 74.1% of subjects in the AXPAXLI (0.45 mg) arm maintaining vision at Week 36, a 17.5% risk difference (p=0.0006), compared to the aflibercept (2 mg) arm. A key secondary endpoint was met with 65.9% of subjects treated with AXPAXLI (0.45 mg) maintaining vision at Week 52, a 21.1% risk difference (p<0.0001), compared to the aflibercept (2 mg) arm.

About the SOL-R Trial

The registrational Phase 3 SOL-R trial (NCT06495918) is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (2:2:1), three-arm trial that includes sites located in the U.S., Argentina, India, and Australia in subjects who are treatment-naïve or were diagnosed with wet AMD in the study eye within about four months prior to enrollment. Further, to qualify for screening, a subject’s study eye must have had a BCVA ETDRS letter score of ≥34 (~20/200). In December 2025, the trial completed the randomization of 631 subjects.

This non-inferiority trial reflects a patient enrichment strategy over the six months prior to randomization that includes three screening doses of any anti-VEGF therapy, excluding brolucizumab-dbll, and monitoring to exclude those subjects with early persistent fluid or significant retinal fluid fluctuations. Subjects who continue to meet eligibility, defined as a CSFT of ≤350 μm at Week -12 and Week -8 with ≤35 μm CSFT increase from the lowest CSFT at any prior visit, entered a run-in period and received two loading doses of aflibercept (2 mg) prior to Day 1. Subjects in the first arm receive a single dose of AXPAXLI (0.45 mg) at Day 1 and are re-dosed at Weeks 24, 48, and 72. Subjects in the second arm receive aflibercept (2 mg) on Day 1 and per label every eight weeks thereafter. Subjects in the third arm receive a single dose of aflibercept (8 mg) at Day 1 and are re-dosed at Weeks 24, 48, and 72, aligned with the AXPAXLI treatment arm for adequate masking. Subjects will be followed for safety until the end of Week 96. Throughout the trial, subjects are assessed monthly. Trial subjects and designated trial personnel will remain masked through the end of Week 96. Subjects in any arm that meet pre-specified rescue criteria will receive a supplemental dose of aflibercept (2 mg). The pre-specified rescue criteria include a >5-letter loss in visual acuity plus a ≥75 μm increase in CSFT.

The primary endpoint of SOL-R is to demonstrate non-inferiority in mean BCVA change from baseline between the AXPAXLI and on-label aflibercept (2 mg) arms at Week 56. As per the protocol agreed to by the FDA, the non-inferiority margin for the lower bound is -4.5 letters of mean BCVA when compared to aflibercept (2 mg) dosed every eight weeks. In a written Type C response received in August 2024, and a subsequent written response received in December 2024, the FDA agreed that the SOL-R repeat dosing wet AMD trial, with a primary endpoint at Week 56, should be appropriate as an adequate and well-controlled trial in support of a potential New Drug Application and product label for wet AMD.

About the SOL-X Trial

The SOL-X trial (NCT07516132) is a multi-center, 36-month open-label extension trial designed to evaluate the long-term safety, efficacy, and disease modifying potential of AXPAXLI in wet AMD for subjects who have successfully completed their two-year safety follow-up visits in either the SOL-1 or SOL-R trials. The first subject enrolled in the study in April 2026.

According to the trial design, all subjects will be given AXPAXLI every 24 weeks, starting at Day 1 (after completion of the Week 104 visit in SOL-1, or Week 96 visit in SOL-R), and again at Weeks 24, 48, 72, 96, and 120. Subjects are assessed at Week 4, Week 12, and then every 12 weeks thereafter. Additional visits can be conducted with supplemental anti-VEGF injection administered based on investigator discretion.

The primary objectives of SOL-X are to evaluate the long-term safety of AXPAXLI; to explore long-term visual outcomes, including visual acuity and the incidence and/or progression of fibrosis and macular atrophy; and to evaluate the impact of delayed initiation of AXPAXLI in patients who initially were randomized to receive aflibercept in either SOL-1 or SOL-R.

About the HELIOS-3 Trial

The registrational Phase 3 HELIOS-3 trial (NCT07235085) is designed to evaluate the safety and efficacy of AXPAXLI in a multi-center, double-masked, randomized (1:1:1), three-arm superiority trial. The trial is designed to enroll approximately 930 subjects with moderately severe to severe non-proliferative diabetic retinopathy (NPDR) without center-involved diabetic macular edema (CI-DME). The first patient was randomized in the HELIOS-3 trial in November 2025.

Subjects in the first arm receive a single dose of AXPAXLI at Day 1 and are re-dosed at Weeks 24, 48 and 72. Subjects in the second arm receive a single dose of AXPAXLI at Day 1 and Week 48 and sham injection at Weeks 24 and 72. Subjects in the third arm receive sham injection at Day 1 and at Weeks 24, 48 and 72 aligned with the AXPAXLI treatment arms for adequate masking. Throughout the trial, subjects are assessed every 4 weeks from Day 1 through Week 56 and every other month thereafter through Week 96.

The primary endpoint of HELIOS-3 is the ordinal diabetic retinopathy severity score (DRSS) 2-step change status at Week 56 from baseline (≥2-step improvement, ≥2-step worsening, less than 2-step change in either direction).

About Wet AMD

Wet age-related macular degeneration (wet AMD) is a leading cause of severe, irreversible vision loss affecting approximately 14.8 million individuals globally and 1.7 million in the United States alone. Wet AMD causes vision loss due to abnormal new blood vessel growth and hyperpermeability and associated retinal vascularity in the macula, which is primarily stimulated by local upregulation of vascular endothelial growth factor (VEGF). Without prompt and continuous treatment to control this exudative activity, patients develop irreversible vision loss. With proper treatment, patients may maintain visual function for a period of time and may temporarily regain lost vision. Challenges with current therapies include pulsatile, repeated intraocular injections, treatment-related adverse events and up to 40% patient discontinuation within one year of initiating treatment with continued disease progression. Taken together, these factors lead to undertreatment and a lack of long-term vision improvement for patients.

About Diabetic Retinal Disease

Diabetic retinal disease is an increasingly prevalent global health concern, driven by the rapidly rising number of individuals diagnosed with diabetes each year.

Diabetic retinopathy (DR) is the most common category of retinal diseases, affecting over an estimated 103 million people worldwide. DR is a progressive condition in which retinal blood vessels are damaged following a cascade of events triggered by chronically elevated levels of blood glucose. As many as half of all diabetic patients are expected to develop some form of DR in their lifetime. DR can progress from the non-proliferative (NPDR) stages to the proliferative (PDR) stage characterized by the growth of abnormal new blood vessels. Fewer than 1% of the 6.4 million NPDR patients in the U.S. receive treatment today, despite the availability of anti-VEGF therapies approved for the indication, largely due to the burden of frequent injections.

Diabetic macular edema (DME) is also a leading cause of vision loss in the working-age population. DME, the result of an accumulation of fluid in the macula that can afflict patients with diabetes, can occur at any stage of DR. In patients with DME, blood vessels in the eyes leak and start to swell, which can cause vision loss or blindness. Anti-VEGF drugs are approved to treat DME, but these treatments typically require frequent intravitreal injections, placing a significant burden on patients and physicians alike.

About Ocular Therapeutix, Inc.

Ocular Therapeutix, Inc. is an integrated biopharmaceutical company committed to redefining the retina experience. AXPAXLI™ (also known as OTX-TKI), Ocular’s investigational product candidate for retinal disease, is an axitinib intravitreal hydrogel based on its ELUTYX™ proprietary bioresorbable hydrogel-based formulation technology. AXPAXLI is currently in Phase 3 clinical trials for wet age-related macular degeneration (wet AMD) and diabetic retinal disease, including non-proliferative diabetic retinopathy (NPDR).

Ocular’s pipeline also leverages the ELUTYX technology in its commercial product DEXTENZA®, an FDA-approved corticosteroid for the treatment of ocular inflammation and pain following ophthalmic surgery in adults and pediatric patients and ocular itching associated with allergic conjunctivitis in adults and pediatric patients aged two years or older, and in its investigational product candidate OTX-TIC, which is a travoprost intracameral hydrogel that has completed a Phase 2 clinical trial for the treatment of open-angle glaucoma or ocular hypertension. Ocular is currently evaluating next steps for the OTX-TIC program.

Follow the Company on its website, LinkedIn, or X.

DEXTENZA® is a registered trademark of Ocular Therapeutix, Inc. The Ocular Therapeutix logo, AXPAXLI™, ELUTYX™, and Ocular Therapeutix™ are trademarks of Ocular Therapeutix, Inc.

Forward-Looking Statements

This press release contains forward-looking statements of the Company regarding its future expectations, plans, and prospects; statements regarding the development and regulatory status of the Company’s product candidate AXPAXLI (also known as OTX-TKI), including the Company’s intentions to submit a new drug application for AXPAXLI based on Week 52 data from the Company’s SOL-1 Phase 3 clinical trial of AXPAXLI for the treatment of wet AMD, subject to ongoing formal discussions with the FDA; statements regarding the timing, design, enrollment, randomization, conduct and retention of subjects in the Company’s ongoing and planned clinical trials for AXPAXLI, including the SOL-1 and SOL-R Phase 3 clinical trials and the SOL-X trial for the treatment of wet AMD, and the HELIOS-3 trial for non-proliferative diabetic retinopathy; statements regarding the commercial potential of AXPAXLI; statements regarding the timing of the availability of data from the SOL-R trial; statements regarding the future commercialization of DEXTENZA; statements regarding the Company’s cash runway and the sufficiency of the Company’s cash resources; statements regarding the potential utility or adoption, if approved, of any of the Company’s product candidates, including AXPAXLI; statements regarding the Company’s intentions to hold an investor day and provide regulatory and other updates in June 2026; and other statements containing the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “designed”, “goal”, “may”, “might”, “plan”, “position”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue”, and similar expressions, all of which constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties regarding the initiation, design, timing, conduct and outcomes of the Company’s ongoing clinical trials, including the Company’s SOL-1 trial, SOL-R trial, HELIOS-3 trial, SOL-X trial and potential HELIOS-2 trial; the timing and costs involved in commercializing any product or product candidate that receives regulatory approval; the risk that the U.S. Food and Drug Administration, or FDA, will not agree with the Company’s interpretation of the written agreements under the Special Protocol Assessments for AXPAXLI, including for the SOL-1 trial and HELIOS-2 trial; uncertainty as to whether the FDA will accept a new drug application for AXPAXLI on the basis of a single pivotal clinical trial; uncertainty as to the minimum clinical data required to demonstrate the safety of a proposed product candidate such as AXPAXLI, even if the FDA recognizes that only one pivotal clinical trial may be required to demonstrate efficacy; the risk that even though the FDA has agreed with the overall design of the SOL-1 trial, the FDA may not find that the data generated by the trial and submitted by the Company are sufficient to demonstrate the safety and efficacy of AXPAXLI to the degree necessary to support marketing approval for wet AMD; the risk that the FDA might not agree to the Company’s design, protocol, and statistical analysis plan of any of its clinical trials for which the Company has not obtained a Special Protocol Assessment, including the SOL-R trial; the risk that the Company and the FDA may not agree on the registrational pathway for any of its product candidates, including AXPAXLI; uncertainty as to whether the Company will be able to timely satisfy the FDA’s other requirements for regulatory approval of AXPAXLI, including the FDA’s Chemistry, Manufacturing and Control’s requirements, even if the Company can satisfy the FDA’s clinical requirements to demonstrate safety and efficacy; uncertainty as to whether the Company’s NDA will qualify for, or whether the FDA will agree to review the NDA, if accepted for filing, under the 505(b)(2) pathway and whether the 505(b)(2) pathway will provide any time-savings as compared to the traditional 505(b)(1) pathway; uncertainty as to what restrictions, if any, may be imposed on the label for AXPAXLI, if approved, pending the receipt of additional clinical data or otherwise; uncertainty as to whether the data from earlier clinical trials will be predictive of the data of later clinical trials, particularly later clinical trials that have a different design or utilize a different formulation than the earlier trials, whether preliminary or interim data from a clinical trial will be predictive of final data from such trial, or whether data from a clinical trial assessing a product candidate for one indication will be predictive of results in other indications; uncertainty as to the Company’s ability to retain regulatory approval of any product or product candidate that receives regulatory approval; uncertainty as to whether data from the Company’s SOL-X trial will demonstrate additional clinically meaningful, long-term benefits; uncertainties regarding the potential commercial advantages and/or position of the Company’s product candidates; uncertainty regarding the implementation and impact of most-favored-nation and other reference pricing regimes on the commercial potential of AXPAXLI, especially in markets outside the United States; availability of data from clinical trials and expectations for regulatory submissions and approvals; the Company’s scientific approach and general development progress; uncertainties inherent in estimating the Company’s cash runway, future expenses and other financial results, including its ability to fund future operations, including clinical trials; the Company’s existing indebtedness and the ability of the Company’s creditors to accelerate the maturity of such indebtedness upon the occurrence of certain events of default; and other factors discussed in the “Risk Factors” section contained in the Company’s quarterly and annual reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investors & Media
Ocular Therapeutix, Inc.
Bill Slattery
Vice President, Investor Relations
bslattery@ocutx.com

Ocular Therapeutix, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$666,699	$737,060
Accounts receivable, net	24,347	30,650
Inventory	3,737	3,564
Prepaid expenses and other current assets	11,212	10,855
Total current assets	705,995	782,129
Property and equipment, net	18,425	19,676
Restricted cash	1,614	1,614
Operating lease assets	6,495	4,638
Total assets	$732,529	$808,057
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,026	$4,154
Accrued expenses and other current liabilities	36,487	43,835
Operating lease liabilities	3,170	2,817
Total current liabilities	47,683	50,806
Other liabilities:
Operating lease liabilities, net of current portion	4,230	2,815
Derivative liability	12,071	13,903
Deferred revenue	14,000	14,000
Notes payable, net	72,062	71,336
Other non-current liabilities	909	887
Total liabilities	150,955	153,747
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized and no shares issued or outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value; 400,000,000 and 400,000,000 shares authorized and 218,896,915 and 215,927,600 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	22	22
Additional paid-in capital	1,827,187	1,811,311
Accumulated deficit	(1,245,635)	(1,157,023)
Total stockholders’ equity	581,574	654,310
Total liabilities and stockholders’ equity	$732,529	$808,057

Ocular Therapeutix, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenue:
Product revenue, net	$10,785	$10,634
Collaboration revenue	—	64
Total revenue, net	10,785	10,698
Costs and operating expenses:
Cost of product revenue	1,329	1,262
Research and development	66,213	42,857
Selling and marketing	16,577	14,148
General and administrative	20,006	16,348
Total costs and operating expenses	104,125	74,615
Loss from operations	(93,340)	(63,917)
Other income (expense):
Interest income	6,050	3,826
Interest expense	(2,777)	(2,984)
Change in fair value of derivative liabilities	1,455	(978)
Total other income (expense), net	4,728	(136)
Net loss	$(88,612)	$(64,053)
Net loss per share, basic	$(0.40)	$(0.38)
Weighted average common shares outstanding, basic	224,099,410	169,396,989
Net loss per share, diluted	$(0.40)	$(0.38)
Weighted average common shares outstanding, diluted	224,099,410	169,396,989